UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2009

STREAM GLOBAL SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33739	26-0420454
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 William Street, Suite 310, Wellesley, Massachusetts	02481
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 304-1800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 15, 2009, Stream Global Services, Inc. (the “Company”) announced that Dennis Lacey has been appointed as Executive Vice President and Chief Financial Officer effective January 4, 2010, replacing R. Scott Murray, the Company’s Chief Executive Officer, who was serving as the Company’s interim Chief Financial Officer.

Mr. Lacey, age 56, joins the Company from Republic Financial Corporation, a private investment firm, where he served as Head of Capital Markets from September 2006 to September 2009. Prior to that, Mr. Lacey served as executive vice president and chief financial officer of TeleTech Holdings, Inc., a global CRM services provider from May 2003 to August 2006. Prior to that, Mr. Lacey was served as executive vice president and chief financial officer of CKE Restaurants Inc., a nationwide operator of fast food restaurants, from April 2001 to March 2003. Prior to that, Mr. Lacey served as executive vice president and chief financial officer of Imperial Bancorporation, a NYSE listed commercial bank focused on high tech lending and film finance, from April 1998 to January 2001. Prior to that, Mr. Lacey served as chief executive officer of Capital Associates, a NASDAQ listed equipment leasing company, from September 1989 to March 1998. Prior to that, Mr. Lacey served as an audit partner at Coopers & Lybrand.

In connection with his appointment, Mr. Lacey signed an employment agreement which sets forth the terms of Mr. Lacey’s employment (the “Employment Agreement”). The Employment Agreement becomes effective on January 4, 2010. Under the Employment Agreement, Mr. Lacey shall serve as Executive Vice President and Chief Financial Officer. Initially, his salary will be $350,000 per annum. Mr. Lacey will be eligible for an annual bonus, based on achievement of the Company’s Adjusted EBITDA. The target annual bonus is equal to 60% of his base salary. If the employment of Mr. Lacey terminates by reason of the Company’s election not to renew the Employment Agreement, by Mr. Lacey for Good Reason (as defined in the Employment Agreement), or by the Company without Cause (as defined in the Employment Agreement), the Company shall pay to Mr. Lacey, over a one-year period, an aggregate amount equal to his then base salary and continuation of health and dental benefits for a one year period. If any such termination occurs within 12 months after a Change in Control (as defined in the Employment Agreement), all then outstanding unvested awards held by Mr. Lacey would be accelerated, the Company shall pay to Mr. Lacey an amount equal to 1.5 times his annual base salary and continuation of health and dental benefits for a period of 18 months.

The Employment Agreement contains provisions prohibiting Mr. Lacey from competing with the business of the Company for a period of 12 months (or 18 months in the case of a Change of Control termination) after the termination of his employment in the event he receives certain severance related payments.

In connection with the Employment Agreement, Mr. Lacey will be granted options to purchase 350,000 shares of the Company’s common stock and 100,000 restricted stock units pursuant to the Company’s stock incentive plan. Such options will vest over every 6 months in equal installments over five years.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STREAM GLOBAL SERVICES, INC.

Date: December 21, 2009	By:	/S/ R. SCOTT MURRAY
	Name:	R. Scott Murray
	Title:	Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement entered into on December 15, 2009 between the Company and Dennis Lacey